EXHIBIT 99.2

NOTICE OF DISSOLUTION OF GROUP

Notice is hereby given that the group formed by W Energy Partners LLC, on the one hand, and Crestview Partners III GP, L.P. and Crestview W2 Holdings, L.P., on the other hand, with respect to the Common Stock, was dissolved. All further filings with respect to transactions in connection with the Common Stock will be filed separately, if required, by W Energy Partners LLC, on the one hand, and Crestview Partners III GP, L.P. and Crestview W2 Holdings, L.P., on the other hand.